CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Post-Effective Amendment No. 4 dated May 1,1999 on Form N-4 (file Nos. 333-03963, 811-07627) of our report dated April 30, 1998, on our audit of the financial statements of Acacia National Life Insurance Company as of and for the years ended December 31,1998 and 1997, and our report dated April 30, 1998 on our audit of the financial statements of Acacia National Variable Annuity Separate Account II as of December 31,1998 and for the years ended December 31,1998 and 1997. We also consent to the reference to our Firm under the caption "Experts".


/s/PricewaterhouseCoopers
Washington, D.C.
April 30, 1999